PRESS RELEASE                           SOURCE: First Trust/Four Corners Senior
                                                      Floating Rate Income Fund

Board of Trustees of First Trust/Four Corners Senior Floating Rate Income Fund approves and adopts Plan of Termination, Liquidation and Dissolution that will result in the termination of the First Trust/Four Corners Senior Floating Rate Income Fund.

WHEATON, IL - (BUSINESS WIRE) - July 22, 2010 - First Trust/Four Corners Senior Floating Rate Income Fund (NYSE Amex: FCM), a diversified closed-end management investment company ("FCM" or the "Fund"), today announced that the Board of Trustees of the Fund (the "Board") approved and adopted a Plan of Termination, Liquidation and Dissolution (the "Plan") which will result in the termination of FCM in accordance with the laws of the Commonwealth of Massachusetts and the Fund's Declaration of Trust, as amended. As a result of adopting the Plan, FCM will begin to wind up its affairs and will no longer seek to attain its previously stated investment objectives.

Once the assets of FCM have been liquidated, FCM will establish and will provide notice of a "Record Date," i.e. the date on which shares of FCM will cease trading on the NYSE Amex, the transfer books of FCM will close and all certificates representing FCM shares will be deemed canceled. Holders of record of shares of FCM at the close of business on the Record Date shall be entitled to a distribution of their allocable portion of the trust property of FCM in accordance with the Plan. The Fund expects to make a first and final liquidating distribution in approximately 90 days to holders of record on the record date.


__________________________________________
CONTACT:  Jeff Margolin - (630) 915-6784

__________________________________________
CONTACT:  Jim Dykas - (630) 517-7665